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                                                                     EXHIBIT 5.1

                                January 6, 2005

SinoFresh Healthcare, Inc.
516 Paul Morris Drive
Englewood, Florida 34223

Ladies and Gentlemen:

     We have examined the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") in connection with the registration for resale by the selling shareholders named in the Registration Statement of an aggregate of 10,041,139 shares (the "Shares") of common stock, no par value (the "Common Stock"), of SinoFresh Healthcare, Inc. (the "Company").

     For purposes of this opinion, we have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     On the basis of the foregoing, it is our opinion, subject to the effectiveness of the Registration Statement filed with the SEC (such Registration Statement as amended and finally declared effective, and the form of prospectus contained therein or subsequently filed pursuant to Rule 424 under the Securities Act, being hereinafter referred to as the "Registration Statement") that: (a) 1,018,490 of the Shares are legally issued, fully paid and non-assessable shares of Common Stock of the Company; (b) upon payment and delivery of the exercise price in accordance with the terms of the common stock purchase warrants (as described in the Registration Statement), the 4,031,740 Shares issued in respect of such exercise shall be legally issued, fully paid and non-assessable shares of the Common Stock of the Company; (c) upon conversion of the debentures in accordance with their terms (as described in the Registration Statement) the 3,327,273 Shares issued in respect of such conversion shall be legally issued, fully paid and non-assessable shares of the Common Stock of the Company; and (d) in the event the Company issues to debenture holders up to 1,663,636 of additional Shares on account of interest or anti-dilution adjustments relating to the debentures, such Shares shall be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than the substantive laws of the State of Florida. Further, our opinion is based solely upon the existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

                                             Very truly yours,


                                             /s/ GREENBERG TRAURIG, P.A.